EXHIBIT 10.02

March 14, 2003

PERSONAL AND CONFIDENTIAL

Jocelyn A. Dehnert

114 New South Head Road

Vaucluse, NSW 2030

Dear Jocelyn,

We are delighted to confirm your new assignment as Regional Managing Partner, Northern Europe based out of Heidrick & Struggles London. For this assignment, you will report to the Chief Executive Officer, Heidrick & Struggles International, Inc. You agree to devote your full business time, skill and attention to the faithful and diligent performance of your responsibilities as assigned from time to time in accordance with the policies of Heidrick & Struggles, Inc.

This assignment is conditional upon your having all of the appropriate work papers necessary to work in the U.K. Detailed below are the principal terms and conditions of your transfer.

It is the Company’s intention that this assignment will last no more than three years. At the end of your assignment, the company shall make its best efforts to reassign you to another mutually agreed position within the organization.

We will support you in your new role by providing you with the following compensation and benefits assistance. Please contact the CHRO International to coordinate support for the services noted below.

Please be advised that this document is a summary of the terms and conditions of your International assignment. Any element not specifically mentioned below will be determined in accordance with the Heidrick & Struggles International, Inc. International Relocation Program, which is subject to change without notice.

1.	Employment—You will commence your assignment effective September 1, 2002 assuming that you have obtained legal authorization to work in London.

2.	Salary—As consideration for your services, the Company will pay and you agree to accept a base salary of US$475,000 per annum. Your base salary shall be payable in accordance with the Company’s salary payment policies and shall be subject to payroll deductions as required by law and as appropriate under the Company’s payroll procedures applicable to employees of your level.

3.	HSII Compensation Programs—While on assignment you will continue to participate in the Performance Share Program at your current Target Award for 2002 of 20,000 Performance Shares, and in Tier I of the Company’s Management Incentive Program with a Tier Target Bonus of $475,000. With respect to Consultant Fee/SOB compensation, you will be subject to the Tier guidelines applicable to your assignment location. Fee/SOB compensation for 2002 will be prorated in accordance with your current and new Tier guidelines, based on your actual transfer date.

J. Dehnert

March 14, 2003

4.	Assignment–Related Components

a)	Social Security—To the extent allowable by law, you will remain in the Social Security system of Australia for both your personal and Company contributions. Should continued participation not be possible, the Company will work with you to determine a mutually agreeable alternative.

b)	Benefits—While on assignment the Company will provide you with health and life insurance through its U.K. benefits program. To the extent permissible, you will remain in your Australian Pension Plan. To the extent continued participation is not possible, the Company will work with you to determine a mutually agreeable alternative.

c)	Housing Allowance—The Company will provide you with a suitable housing allowance in London, up to A$481,481 (or £169,000 based on an exchange rate of A$ = £0.351) per annum. This is the differential between the cost of providing housing and utilities in London versus Sydney. As is customary, the lease may be in the name of the Company and the Company may choose to pay the rent directly on your behalf. At the end of any lease, reasonable and customary costs associated with restoring your accommodations in London to their original state shall be borne by the Company. Any excessive damage will be for your account. The cost of any housing in excess of £169,000 will be for your account.

d)	Cost of Living Allowance—You will be provided an initial cost of living allowance of A$150,923 (or £52,974 based on an exchange rate of A$ = £0.351) per annum paid pursuant to the Company’s regular payroll practices. Payment will commence once you move into your residence in London. This amount will be reviewed and if necessary, adjusted upward or downward semi-annually based on information provided by the Company’s consultants (e.g., new survey data, currency fluctuations of greater than 5%, etc.).

e)	Home Leave—While on assignment, you will be provided with four weeks home leave and reimbursement for one round-trip airfare per year (business class) between London and Sydney for you and your family.

f)	Automobile—The Company will provide you with the use of a car during the assignment. Within certain guidelines, you are entitled to choose the make and model.

The car will be provided under an agreement with a finance company. Should you cease to be employed by the Company, for whatever reason, you will be responsible for any costs incurred to cancel the agreement or for transferring it to any new employer. All reasonable and customary costs (e.g., insurance, petrol, maintenance etc.) will be reimbursed in full by the Company.

J. Dehnert

March 14, 2003

g)	Education—The Company will reimburse you for any incremental tuition costs associated with providing your eligible dependents with a level of education consistent to that which they were accustomed to in Sydney.

h)	Club Membership—The Company will pay the initiation fee and periodic membership dues for one business club, subject to the prior approval by the CEO or CHRO. Such membership will be used primary for business purposes and may be cancelled or transferred at any time at the sole discretion of Heidrick & Struggles International, Inc.

5.	Change in Control Severance Plan—You will continue to be eligible for the enhanced severance benefits of this Plan in accordance with your executed Participation Schedule and Restrictive Covenants Agreement.

6.	Taxes

a)	Taxes—The intent of this letter is to tax equalize you to Australia on sums remitted to the UK. We will agree with you an estimate of your UK work days compared to total work days for each tax year. We will then apply to the Inland Revenue to account for UK tax on the estimated UK portion of your salary. You will be tax equalized on this UK element. The gross element of any non-UK amount will not be subject to tax equalization and subject to your remaining resident but not ordinarily resident in the UK, will not attract UK tax either. We will work with our tax advisors to establish the appropriate requests to the Inland Revenue to put these arrangements into place.

You will be responsible for the taxes on your personal income (i.e.; investment and spousal income).

Please make note that equity income is specifically excluded from tax equalization. Therefore, if you choose to exercise stock options or receive restricted stock while on assignment, any worldwide taxes generated as a result will be your sole responsibility. Before you decide to exercise any such income, please be sure to contact the Chief Human Resources Officer, International so that we can work with you to identify all tax implications.

The Company will pay all incremental tax liabilities associated with the International allowances and the relocation expenses paid to you or on your behalf as a result of your assignment in London. Complete details of the International tax program may be obtained from the Chief Human Resources Officer, International.

b)	Tax Preparation Fees—The Company will pay the costs of a tax consultant to prepare your tax return for the U.K. as well as for Australia. You will be responsible for any fees incurred as a result of your failure to provide documentation to our tax advisor. Any services that reach beyond your income tax preparation will be for your own account. Ensure proper authorization is obtained.

J. Dehnert

March 14, 2003

7.	Relocation Expenses

a)	Moving of Household Goods—All reasonable costs associated with your relocation will be billed to the Company. These costs include those associated with packing, insuring, shipping and delivering your household and personal goods from Sydney to the U.K., subject to the weight limitations as defined in the Heidrick & Struggles International Inc., International Relocation Program.

Please note that the delivery of your goods cannot occur until working papers and proper visas are in place. Additionally, it typically takes 4 to 6 weeks to ship goods. The Company will pay the cost of a small air shipment, per guidelines, to bring those goods you need immediately on your arrival that cannot be taken with you on the plane. The policy will cover up to 1,000 pound maximum per family. Company policy does not cover the shipment of automobiles.

b)	House Hunting Trip—The Company will pay the cost of airfare for up to two pre-assignment visits that you and your spouse may make to London for house hunting purposes. Neither trip may exceed five nights. In addition, the Company will reimburse all reasonable and customary transportation, dining and lodging expenses. All travel expenditures should follow the appropriate guidelines as set forth in the Company’s business travel policy.

c)	Temporary Living—The Company will pay for temporary living arrangements from the time of your departure from Sydney until you secure permanent accommodations in London for up to 30 days or until your household goods are delivered to your permanent residence. In addition, the Company will also reimburse all reasonable and customary transportation, dining and lodging expenses for you and your family during this period of temporary living.

d)	Final Move Expenses—The Company will pay the cost of airfare, transportation, lodging and meal expenses for your family to relocate from Sydney to the U.K. Again, all travel expenditures should follow the appropriate guidelines as set forth in the Company’s business travel policy.

e)	Relocation Allowance—To cover incidental moving expenses, you will receive a net payment of US$25,000. Incidental moving expenses include disconnecting and reinstalling appliances, shipment of special items, purchase of needed electronics, window treatments, wallpaper, etc. This moving allowance will be paid to you as soon as possible following receipt of your signed letter agreement.

f)	Brokers Fee—The Company will reimburse you for any fees charged by a broker/agent in London associated with securing a new permanent residence.

J. Dehnert

March 14, 2003

g)	Rental Property Management—Should you choose to rent your home in Australia, the Company will pay for a management company (if one is available) to manage the home during your assignment. These costs include a broker’s commission to find a suitable tenant, property management fees, inventory checks and legal fees associated with securing a tenant. These fees explicitly do not include maintenance, repairs or improvements.

Because this assignment is temporary in nature, the Company will not assist in any way in selling your home country residence nor will the Company reimburse any costs incurred in doing so. In addition, any tax costs, both home & host country, resulting from the sale of your home will be your responsibility.

h)	Immigration—The Company will assist you with getting the appropriate visas and working papers at no cost to you. Please remember that in order to work in the U.K., you must have the appropriate papers evidencing your eligibility to work. Your actual start date will be determined by the timing of your visa. Please contact the CHRO, International who will direct you to the appropriate source for assistance with this matter.

i)	Reimbursement of Relocation-Related Expenses—All out-of-pocket relocation related expenses described above should be documented on a Relocation Expense Report and submitted to the Chief Human Resources Officer, International to ensure proper processing.

j)	Resignation or Voluntary Termination—Pursuant to Company policy, you agree that if you resign or voluntarily terminate at any time within your first year of employment in London, you shall repay to the Company all costs associated with your relocation, including gross-ups. If such resignation or voluntary termination occurs in your second or third year in London, you shall repay a reduced portion of the costs associated with your relocation, equivalent to 50% and 25%, respectively.

k)	Reassignment—At the conclusion of your assignment, the Company will make every effort to assign you to a mutually agreeable position within the HSII organization. The Company will provide you with relocation benefits per Company policy for whatever that next assignment might be. If no mutually agreeable position is found, the Company will provide you with severance pursuant to the HSII policy, and relocate you back to Sydney. However, if you voluntarily leave HSII or are terminated for cause, the Company will have no obligation to pay relocation costs

8.	Holidays—You will enjoy the same paid holidays as those that are observed by the London office.

9.	Business Expenses—The Company will continue to reimburse you for reasonable business expenses in accordance with the Company’s policies relating thereto for senior management, as in effect from time to time.

J. Dehnert

March 14, 2003

10.	Emergency Leave—In the event of an emergency, we will reimburse you for any pre-approved travel costs necessary between London and Sydney.

11.	Confidentiality—Your employment with the Company under this letter agreement necessarily involves your access to and understanding of certain trade secrets and confidential information pertaining to the business of the Company and its affiliates. During the term of your employment with the Company and thereafter, you will not, directly or indirectly, without the prior written consent of the Company, disclose or use for the benefit of any person, corporation or other entity, or for yourself any and all files, trade secrets or other confidential information concerning the internal affairs of the Company and its affiliates, including, but not limited to, information pertaining to its clients, services, products, earnings, finances, operations, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally (other than as a result of your breach of this covenant). Notwithstanding the foregoing, you may disclose such information as is required by law during any legal proceeding or to your personal representatives and professional advisers and, with respect to such personal representatives and professional advisers, you shall inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance thereof. Further, you shall not, directly or indirectly, remove or retain, and upon termination of employment for any reason you shall return to the Company, any records, computer disks, computer printouts, business plans or any copies or reproductions thereof, or any information or instruments derived there from, arising out of or relating to the business of the Company and its affiliates or obtained as a result of your employment by the Company.

12.	Non-Solicitation/Non-Competition—During the term of your employment with the Company and for a period of six-months after the termination of your employment with the Company, you shall not (i) become an employee of or consultant to any principal competitor of the Company in substantially the same function as your employment with the Company or its affiliates in the twelve-months prior to termination of your employment or (ii) directly or indirectly solicit or hire, or assist any other person in soliciting or hiring, any employee of the Company or its affiliates (as of your termination of employment with the Company) or any person who, as of such date, was in the process of being recruited by the Company or its affiliates, or induce any such employee to terminate his or her employment with the Company or its affiliates.

13.	Other Legal Matters—You have advised the Company that your execution and performance of the terms of this letter agreement do not and will not violate any other agreement binding on you or the rights of any third parties and you understand that in the event this advice is not accurate the Company will not have any obligation to you under this letter agreement.

This letter agreement constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings, whether oral

J. Dehnert

March 14, 2003

or written, relating to your employment with the Company, its subsidiaries and/or affiliates. The terms of this letter agreement cannot be changed or modified orally.

12.	Applicable Law; Jurisdiction—This letter agreement and the relationship of the parties in connection with the subject matter of this letter agreement shall be governed by and determined in accordance with the laws of the United Kingdom and its courts shall have jurisdiction over any disputes arising from or in connection with this letter agreement.

If you are in agreement with the foregoing, please sign below and return the original and the signed attached Employee Reimbursement Agreement to me, keeping a copy for your files. I wish you all the best for success in your new assignment.

Very truly yours,

By:	/S/ STEVE LEE
Steve Lee

Accepted and Agreed to:

By:	/S/ JOCELYN A. DEHNERT
Jocelyn A. Dehnert

J. Dehnert

March 14, 2003

Employee Reimbursement Agreement

Relocating Employee—

Jocelyn A. Dehnert

Effective Date of Transfer—September 1, 2002

From—

Regional Managing Partner, Asia Pacific, based out of Heidrick & Struggles Sydney.

To—

Regional Managing Partner, Northern Europe based out of Heidrick & Struggles London.

In the event that I voluntarily terminate my employment, or are terminated for cause, from the Company within two (3) years of my effective date of transfer, I hereby agree to reimburse the Company for all relocation expenses incurred in connection with my transfer, including tax gross-ups as per the schedule below.

Length of time	Reimbursable Amount
0–12 months	100%
12–24	50%
24–36	25%

/S/ JOCELYN A. DEHNERT
Jocelyn A. Dehnert

Date